Mitchell Silberberg & Knupp llp A Law Partnership Including Professional Corporations

November 8, 2017

Cadiz Inc.
550 South Hope Street, Suite 2850
Los Angeles, California 90071

Gentlemen:

This opinion is furnished to Cadiz Inc. (the "Company") in connection with a Registration Statement on Form S-3 (Registration No. 333-214318, the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") on October 28, 2016 and declared effective by the Commission on November 14, 2016, and the prospectus included therein and the related prospectus supplement filed with the Commission on May 3, 2017.

In connection with the execution by the Company, together with certain lenders, of the $60,000,000 Credit Agreement, dated as of May 1, 2017, among Cadiz Inc. and Cadiz Real Estate LLC as Borrowers, the several lenders from time-to-time parties thereto (the "Lenders") and Wells Fargo Bank, N.A., as Agent (the "Credit Agreement"), the Company has issued to the Lenders, pursuant to the Credit Agreement and in accordance with the respective pro rata interests of the loans made by the Lenders pursuant to the Credit Agreement, a warrant (the "Warrant") to purchase an aggregate of 357,500 shares (the "Initial Shares") of the Company's common stock, subject to increase to 362,500 shares of the Company's common stock (the "Additional Warrant Shares", together with the Initial Warrant Shares, the "Warrant Shares") upon the agreement of the Company and the Lenders.

We have examined and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below.

The opinion expressed herein is limited to the applicable provisions of the General Corporation Law of the State of Delaware and the federal securities laws of the United States as currently in effect, and no opinion is expressed with respect to any other laws or any effect that such other laws may have on the opinion expressed herein. This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion speaks only as of the date hereof and we assume no obligation to revise or supplement this opinion.

We assume the legal capacity of all natural persons, the genuineness of all signatures appearing on the documents examined by us, the authenticity and completeness of all documents submitted to us as originals, and the conformity to the originals of all documents submitted to us as certified, notarized, conformed or photostatic copies, or facsimiles. With respect to all matters of fact we have relied entirely upon the representations of the parties set forth in the documents we reviewed, and representations and certifications of officers of the Company we may obtain from the Company, and have assumed, with your permission and without independent inquiry or investigation, the accuracy of those representations and certificates.

When an opinion or other statement set forth herein is given to our knowledge, with reference to matters of which we are aware or that are known to us, or with a similar qualification, the relevant knowledge or awareness is limited to the actual knowledge or awareness of the individual lawyers in this firm who have participated directly in the specific transactions to which this opinion letter relates.

Subject to the limitations set forth herein, we have made such examination of law as we have deemed necessary for the purposes of this opinion letter. We express no opinion as to the "blue sky" laws and regulations of any jurisdiction.

Based and relying upon and subject to the foregoing, we are of the opinion that (i) the Warrant, is validly issued, fully paid and nonassessable and the Warrant will be a binding obligation of the Company under the law of the State of Delaware and (ii) assuming the Warrant is exercised in accordance with its terms, the Warrant Shares issued upon exercise of the Warrant will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Mitchell Silberberg & Knupp LLP

Mitchell Silberberg & Knupp LLP